Exhibit 99.1

Eden Bioscience Announces Shareholders' Approval of Plan of Dissolution and Liquidation

WOODINVILLE, WA -- (Marketwire – May 20, 2009) - Eden Bioscience Corporation (NASDAQ: EDEN) today announced that at the special meeting of shareholders held on May 20, 2009 its shareholders approved the voluntary dissolution and liquidation of the Company pursuant to a plan of complete dissolution and liquidation.

The Company intends to file articles of dissolution with the Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Washington State Department of Revenue.  The Company will be dissolved upon the effective date of the articles of dissolution.  The effective date will be the date on which the Company files the articles of dissolution with the Secretary of State of the State of Washington or any later date specified in the articles.  The Company intends to make a public announcement in advance of the anticipated effective date of dissolution.  The Company expects to remove its common stock and preferred share purchase rights from trading on The Nasdaq Capital Market and close its share transfer books as of the effective date of dissolution.  The Company presently expects to make an initial liquidating distribution of up to $1.00 per share to shareholders of record on the effective date of dissolution within 45 days after the effective date of dissolution.

Cautionary Statement About Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology.

Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  The Company’s actual results may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including the Company's ability to sell its assets in a timely manner or at all pursuant to the Plan, the Company's ability to settle, make reasonable provision for or otherwise resolve its liabilities and obligations, and the other risks and uncertainties described in Eden Bioscience’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the Company’s other reports filed with the SEC.  Readers are cautioned that these forward-looking statements, including, without limitation, statements regarding the liquidation and dissolution of the Company pursuant to the terms of the Plan, the availability, amount or timing of any liquidating distributions to shareholders and other statements contained in this press release regarding matters that are not historical facts, are only estimates or predictions.  Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this press release.  Unless required by law, the Company undertakes no obligation to update any forward-looking statements.

CONTACT

Nathaniel T. Brown

Eden Bioscience Corporation

14522 NE North Woodinville Way, Suite 202B

Woodinville, WA 98072

425-984-2120

Fax: 425-806-7400